Exhibit 10.12

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

d.b.a. loanDepot.com,

September 27, 2019

Jeff Walsh

34 Barbemon

Newport Coast, CA 92657

Re:	Letter of Understanding

Dear Jeff,

On behalf of Anthony Hsieh, and in appreciation for your individual contributions to loanDepot we are adjusting your salary and discretionary bonus. Effective September 23, 2019, your new annual salary is $500,000. Additionally, you are eligible for an LLC Unit Grant; the following summarizes the terms and conditions:

1.

Discretionary Bonus. You may be eligible to receive a discretionary annual bonus which may be issued at a target bonus amount set at $2,100,000 of which $1,000,000 of the target bonus will be guaranteed for 2019. Issuance of the discretionary bonus is at the Company’s sole discretion and may be pro-rated based on your salary and effective date of new position. The bonus is discretionary and not earned until issued.

2.

LLC Unit Grant. You are eligible to receive equity participation in Class X Share Units that will be Pursuant to a Unit Grant Agreement, that will be separately provided, and the LD Holdings Group, LLC agreement (as amended from time to time) that you must sign as a condition of receiving such equity. Additionally, by accepting this new LLC Unit grant you agree to forfeit your current V Shares in consideration of the issuance of these Class X Share Units. The equity would not be publicly traded and would be subject to the terms and conditions of the Unit Grant Agreement. Issuance of this Share Grant are contingent upon approval by the Board. These units will be held by you through the same “aggregation” entity that holds Share Units granted to other employees of Employer. Solely by way of example, in a hypothetical liquidation of the Company for $1.30 billion, the Share Unit threshold would be worth approximately $10 million. The foregoing example merely represents a hypothetical, non-market based calculation of the Company’s value, and is not representative or indicative of the current fair market (or other) value or any value that the Company has achieved or may achieve or what your units may be worth or represent as a percentage of overall Company value. Employee is not relying upon any particular value that the Company may achieve in the future (or that the units will have any future value) and the Employer makes no guarantees or representations as to any future value of the Company or the units (or any particular percentage of Company value that the units may represent). The X Share Units issued to you shall accrue over the same period of your V Share units and you will receive credit for any V Shares units already vested. If you resign or your employment is terminated within the first 365 days from the date of this document, then you will not be entitled to any of the aforementioned Units. All terms of such grant (including but not limited to all terms relating to the holding, vesting, cancellation, transfer or repurchase of such Units) shall be governed by the Unit Grant Agreement and the LD Holdings, LLC agreement. In addition, Employee may be eligible to receive additional Unit grants as determined by the Board in its sole discretion.

3.	Policies. You must abide by loanDepot’s policies and procedures, including all policies contained in loanDepot’s Employee Handbook, which you can find on the company’s intranet.

4.

At Will. Your employment with loanDepot is at will, and either you or loanDepot may terminate the employment relationship at any time with or without notice for any reason. No loanDepot representative has the authority to modify the at-will nature of your employment except for the CEO of loanDepot, and any such modification must be in writing signed by both you and the CEO of loanDepot.

5.

Modification. loanDepot reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at will employment policy.

6.	Prior Verbal Agreements. This letter supersedes any prior verbal agreements or representations regarding your employment with loanDepot.

If you have any questions, please feel free to contact me directly.

Sincerely,

Kevin Tackaberry

Human Resources

Acknowledged, Accepted and Agreed by:

/s/ Jeff Walsh
Signature – Jeff Walsh

10/2/2019 | 12:38:41 PM PDT
Date

Acknowledged, Accepted and Agreed by loanDepot:

/s/ Kevin Tackaberry
Signature – Kevin Tackaberry

9/27/2019 | 4:37:17 PM PDT
Date